Exhibit (a)(5)(D)

FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE Intercept’s Option Exchange Offering An Offer to Exchange Eligible Options for New Options Employee Meetings August 2021 – September 2021

FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE Introductions Rick Johnson Vice President, Head of Total Rewards David Ford CHRO Michael Stapleton Senior Manager, Global Equity Plans John Hammond Aon 2

FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE Agenda • Refresher on the basics of equity • How it works • Eligibility to participate • Eligible options • New option terms • Ratios and example • Timeline for exchange • Process • Demo • Important disclaimers • Q & A – send all questions to: totalrewards@interceptpharma.com 3

FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE Intercept’s Equity Programs • You currently receive Restricted Stock Units (RSUs) and Stock Options • RSUs are NOT part of this exchange program • Exchange Program is for Stock Options only • Quick glance at RSUs Full value shares. There is no price you pay as a recipient. The value is the full value of Intercept stock Vesting : The process of turning units into shares ◆ Vest over 4 - years Exercise: There is no exercise or decision. The shares are released at vest automatically. Gain realized upon vest ◆ Tax event The shares are yours forever once vested

FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE Intercept’s Stock Option Offering • Certain stock options are part of this exchange program • A stock option is an option to purchase Intercept stock in the future. • “Underwater” – when you could buy stock cheaper on the open market versus exercising The price is set at the grant date and equals stock price at that time The value is “how much do we grow from here?” Vesting : The process of earning the right to exercise ◆ Time and remain an employee Exercise: The process of turning your options into shares Gain only realized upon exercise ◆ Tax event Expiration: 10 - yrs from grant date ◆ The last day you can exercise your option

How an Option Exchange Works

FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE How An Option Exchange Works • Opportunity to exchange existing underwater options for new ones. – Eligible employees and eligible grants – Not required – you can retain your existing option grants • An underwater option is an option whose exercise price is above the current trading price of the stock. • The replacement options granted must be the equivalent value of your current options – Will result in change of terms and fewer options for the lower exercise price 7

FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE How An Option Exchange Works Continued • An option exchange rate/ratio is set up front – Different levels of exercise prices can have different exchange rates ◦ If the stock is trading at $20, an option with a $60 grant price is worth more than an option with a $100 grant price – Ratios were finalized as of the start of the tender offer based on the stock price at that time • When the tender offer is completed, if you chose to exchange your existing options for new options, your original award or awards are cancelled, and you receive the new award – Important: You can change your election as often as you want prior to the tender period closing. When it closes, your decisio n i s ‘locked.’ 8

Eligibility

FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE Eligibility • Executive Officers and Board Members are excluded • Active employees – at the beginning and end of the tender period • Have options that are eligible for the exchange 10

FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE Eligible Options | An Outstanding Option 11 Held by an Eligible Participant Outstanding as of the end of the tender offering Granted before February 15, 2020 Has a grant date strike price greater than $50.75 Granted under the 2012 Equity Plan Grant price, Exercise price, Strike price, and Option price – 4 terms that mean the same thing – the price you pay for the option

New Option Terms

FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE New Option Terms 13 Expected Grant Date – September 20, 2021 Exercise Price (Grant / Strike) will be as of close on that date New Options will be Non - Qualified grants which is consistent with our current practice and policy Expiration date will be up to 6.5 years New Vesting – even if grant already vested Vested options – vests 1 year from grant date Unvested options – vests 2 years from grant date

FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE 14 Ratios and Example Eligible Option Grant Price Range Exchange Ratio (Surrendered Eligible Options: New Options)* $50.75 to $75.00 1.50 to 1 $75.01 to $115.00 1.75 to 1 $115.01 to $125.00 2.50 to 1 $125.01 and up 4.50 to 1 *Ratios in your tender offer document

FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE 15 Ratios and Example Eligible Option Exercise Price Range Exchange Ratio (Surrendered Eligible Options: New Options)* $50.75 to $75.00 1.50 to 1 $75.01 to $115.00 1.75 to 1 $115.01 to $125.00 2.50 to 1 $125.01 and up 4.50 to 1 *Ratios in your tender offer document Current: 1,000 eligible options at original $120.00 grant price Closing Stock Price: on September 20 th , is $20.00 Offer to Exchange: Would be receiving 400 new options at $20.00 grant price

FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE A more detailed example to aid in your decision (#1) • Example: 777 eligible options at $100.00 grant price • Closing stock price on September 20 th is $20 (hypothetical) • Offer to exchange would be receiving 444 options at $20 grant price (1.75 – 1) • At a hypothetical future Intercept stock price of $80, the Original options still are underwater (no value) • Breakeven – $206.67. If the stock exceeds $206.67, retaining your original award would have been more profitable (different ratios and grant prices have different breakeven points) 16 Eligible Option Grant Price Range Original Options Exchanged Options Grant Price $100.00 $20.00 Your Options 777 444 Future ICPT Stock Price $80.00 $80.00 Value -- $26,640 Eligible Option Grant Price Range Original Options Exchanged Options Grant Price $100.00 $20.00 Your Options 777 444 Future ICPT Stock Price $206.67 $206.67 Value $82,880 $82,880 At a future ICPT stock price of $80.00, the original options are still underwater and do not have any value, however the exchanged options are now worth $26,640.00 Intercept’s stock price would need to exceed $206.67 for your original options to break even with your new exchanged offer

FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE A more detailed example to aid in your decision (#2) • Example: 750 eligible options at $75.00 grant price • Closing stock price on September 20 th is $20 (hypothetical) • Offer to exchange would be receiving 500 options at $20 grant price (1.5 – 1). • At a hypothetical future Intercept stock price of $70, the Original options still are underwater (no value) • Breakeven – $185.00. If the stock exceeds $185.00, retaining your original award would have been more profitable (different ratios and grant prices have different breakeven points) 17 Eligible Option Grant Price Range Original Options Exchanged Options Grant Price $75.00 $20.00 Your Options 750 500 Future ICPT Stock Price $70.00 $70.00 Value -- $25,000.00 Eligible Option Grant Price Range Original Options Exchanged Options Grant Price $75.00 $20.00 Your Options 750 500 Future ICPT Stock Price $185.00 $185.00 Value $82,500.00 $82,500.00 At a future ICPT stock price of $70.00, the original options are still underwater and do not have any value, however the exchanged options are now worth $25,000.00 Intercept’s stock price would need to exceed $185.00 for your original options to break even with your new exchanged offer

FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE 18 Timeline For Exchange Opened August 16 th Closes Friday, September 17 th at 11:59PM (EDT)* Grant Date September 20 th Exchange Statements Week of September 20 th Early October BAML System Updates with New Grant Paperwork * The Company retains the ability to extend the closing date from Friday, September 17 th . If we do so, we will let you know. That would mean that the grant date (and subsequent events) would occur later as well.

FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE Process • You received an email with election account opening details – We’ll demo this shortly • You can go in the Aon site as often as you want and change your ‘current’ election until it closes – It is locked at close REMINDER • Grant price determined with the September 20 th stock price * • Final exchange statements will be sent out week of September 20 th • YOU MUST ACCEPT your new grant when delivered via BAML system in October (same process as all standard grants) 19 * The Company retains the ability to extend the closing date from Friday, September 17 th . If we do so, we will let you know. That would mean that the grant date (and subsequent events) would occur later as well.

FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE Important Disclaimers 20

FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE Demo • You have an e - mail from Aon (awardchoice@aon.com) • You’ll click the link – use the provided code and register with your Intercept e - mail only • Aon cannot validate your account with a Gmail, or other personal email • You will get an authentication e - mail

FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE Q&A – email questions to: totalrewards@interceptpharma.com 22

FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE APPENDIX

FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE Your Intercept Equity Offerings • In general, as part of your compensation package, Intercept has typically offered two types of equity awards 24 • Example of how a Stock Option works – NQSO awarded on August 1, 2021 for 100 shares with a grant price of $20.00 with a one - year vesting period. – On August 1, 2022, these shares become vested and available to exercise. The current stock market price for ICPT stock is $5 0. ◦ The employee exercises all 100 options at the grant price (exercise price) of $20. ▪ The exercise costs the employee $2,000 (100 shares X $20), but the employee receives $5,000 in value (100 shares X $50), or a $3 0 gain per share. – If the shares vested and the stock price was $10, the award is under water. Meaning the employee could purchase shares on th e o pen market for a cheaper price than the grant would allow. • Non - Qualified Stock Options (NQSO) – A promise by Intercept to our employees to have the option to purchase shares of Intercept stock at a predetermined price (grant price, strike price, exercise price). For the length of the award, this price will not change. – A vested option is not a share until it is exercised. The value in a NQSO is the difference between the exercise price and the current market value upon exercise. – If the exercise price is higher than the market value, the award is considered under water . – Only stock option awards are available to participate in our Underwater Stock Option Exchange • Restricted Stock Units (RSU) – A non - cash compensation in which Intercept pays our employees in shares of stock for time employed. – Once vested, you OWN shares of Intercept stock. These shares are yours and do not expire. – RSU shares are valued at time of vesting. – RSUs are considered income and are taxed as regular income upon vesting.

FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE Glossary of Terms • Award / Grant – A non - cash employee incentive • Exchange - An opportunity to exchange a current option for a new option with different terms • Exercise – A purchase of company stock at the option exercise price • Exercise Price – The price at which the employee has the option to purchase company stock • Expiration – The date by which options must be exercised before they expire • Option – An award that gives an employee the right to purchase company stock at a set price for a limited period of time • Option Exchange – an opportunity for eligible employees with eligible underwater option grants to exchange their options for new ones • Stock/Share – A security representing ownership in a company • Tender Offering - The offer from the company to exchange the current option for an option with different terms • Underwater Option – an option whose exercise price, as stated in your grant agreement, is above the current trading price of the stock • Vesting Schedule - the period in which an option becomes exercisable 25

FOR INTERNAL USE ONLY. DO NOT DUPLICATE OR DISTRIBUTE Disclaimer • The materials in this presentation speak in general terms. Award terms are based on the details in our compensation plan documents and your award contracts. You need to refer to your specific situation for the authoritative terms of your awards. We cannot give you legal, investing, financial, or tax advice, and your tax treatment may vary. Please talk to your own professional advisors if necessary. Participation in the Exchange Offer is entirely your decision, and should be made based on your personal circumstances. • This material is not an offer to exchange options. For the full terms of the Exchange Offer, please refer to the Schedule TO and other documents that are (1) posted in the exchange election website Document Library, (2) available on our website at https://ir.interceptpharma.com/financial - information/sec - filings, and (3) available on the SEC website at sec.gov. • All numerical examples and stock prices are examples only, and do not represent actual eligible awards. We cannot predict future stock prices, which may be higher or lower than the current stock price. 26